UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

AmerisourceBergen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 18, 2008

Dear Stockholder:

I am pleased to invite you to attend our 2008 Annual Meeting of Stockholders on Thursday, February 28, 2008, at 2:00 p.m., Eastern Time. The meeting will be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania.

The Notice of the 2008 Annual Meeting of Stockholders and the Proxy Statement describe the items of business for the meeting. At the meeting we also will report on AmerisourceBergen’s performance and operations during fiscal year 2007 and respond to stockholder questions.

Your vote is very important. Whether or not you plan to attend the 2008 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke the proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

We are pleased to be one of the first companies to take advantage of the new Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need for the 2008 Annual Meeting of Stockholders, while lowering the costs of delivery.

Thank you for your support.

Sincerely,

RICHARD C. GOZON

Chairman of the Board

Notice of 2008 Annual Meeting of Stockholders

TIME AND DATE:	2:00 p.m., Eastern Time, on Thursday, February 28, 2008

PLACE:	Four Seasons Hotel Philadelphia One Logan Square Philadelphia, Pennsylvania

ITEMS OF BUSINESS:	(1) To elect three members to the Board of Directors for three-year terms.

(2) To ratify the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2008.

(3) To transact any other business properly coming before the meeting.

WHO MAY VOTE:	Stockholders of record on December 31, 2007.

DATE OF AVAILABILITY:	This Notice and Proxy Statement are being made available to stockholders on or about January 18, 2008.

By order of the Board of Directors,

JOHN G. CHOU

Senior Vice President, General Counsel and Secretary

January 18, 2008

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

PROXY STATEMENT

Page

About the 2008 Annual Meeting and Voting at the Meeting	1
Election of Directors (Item 1 on the Proxy Card)	4
Additional Information about the Directors, the Board and the Board Committees	6
Codes of Ethics	14
Corporate Governance	14
Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations	16
Audit Matters	17
Audit Committee Financial Expert	17
Report of the Audit and Corporate Responsibility Committee	17
Policy for Pre-Approval of Audit and Non-Audit Services	18
Independent Registered Public Accounting Firm’s Fees	19
Ratification of Appointment of Ernst & Young LLP as AmerisourceBergen’s Independent Registered Public Accounting Firm for Fiscal Year 2008 (Item 2 on the Proxy Card)	19
Compensation Committee Matters	20
Executive Compensation	22
Compensation Discussion and Analysis	22
Compensation Committee Report	31
Executive Compensation Tables	32
Employment Agreements	39
Potential Payments upon Termination of Employment or Change in Control	40
Certain Transactions	44
Beneficial Ownership of Common Stock	44
Equity Compensation Plan Information	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Availability of Form 10-K	46
Stockholder Proposals for Next Year’s Proxy Statement and Stockholder Communications	46

ABOUT THE 2008 ANNUAL MEETING AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

This Proxy Statement is furnished by AmerisourceBergen’s Board of Directors in connection with its solicitation of proxies for use at the 2008 Annual Meeting of Stockholders to be held February 28, 2008, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 accompanies this Notice and Proxy Statement, but is not incorporated as a part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

What are the items of business for the meeting?

The items of business for the meeting are as follows:

•	To elect three members to the Board of Directors for three-year terms.

•	To ratify the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2008.

•	To transact any other business properly coming before the meeting.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

What if I received in the mail a Notice of Internet Availability of Proxy Materials?

In accordance with new rules recently adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, on or about January 18, 2008, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. You may request to receive a printed copy of our proxy materials for the 2008 Annual Meeting. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on December 31, 2007, which is the record date. You are entitled to one vote for each share of common stock that you own. As of December 31, 2007, we had 162,991,795 shares of common stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on December 31, 2007, the record date. These shares include:

•	Shares held directly in your name as the stockholder of record.

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan as well as the AmerisourceBergen 2002 Employee Stock Purchase Plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

•	By Internet — We encourage you to vote and submit your proxy over the Internet at www.proxypush.com/abc.

•	By telephone — You may vote and submit your proxy by calling 1-866-509-2151.

•	By mail — If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

•	Changing your vote in the manner described below.

•	Notifying John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting.

•	Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on February 28, 2008.

•	Voting at the meeting if you are the stockholder of record.

•	Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

•	For the election of the nominees for director named on page 5 of this Proxy Statement.

•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares

We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, The Bank of New York, at 1-800-524-4458.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of directors and the ratification of the appointment of our independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders’ questions of general interest at the end of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of December 31, 2007 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners also are counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

Each director must be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Please see “Corporate Governance” for more information.

The favorable vote of a majority of the votes cast will be required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Any other proposal that might properly come before the meeting will require the favorable vote of a majority of the votes cast in order to be approved.

Abstentions will be counted as negative votes in the tabulation of the votes cast by stockholders. Broker non-votes will not be counted in the tabulation of the votes cast on the proposal but will be counted for purposes of establishing a quorum.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2008 Annual Meeting of Stockholders. However, if any other matter should properly come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., Inc. to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $7,000, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing this Proxy Statement and posting it on the Internet and mailing the Notice of Internet Availability of Proxy Materials, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

We will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the 2008 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings of stockholders. Seven directors attended the 2007 Annual Meeting of Stockholders. The three directors who did not attend were unable to do so as a result of travel delays caused by inclement weather.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

How often are directors elected?

AmerisourceBergen’s directors are divided into three classes — Class I, Class II and Class III — with each class being as nearly equal in number as possible. The directors of each class serve for terms of three years. The terms of office of the classes are staggered so that only one class of directors is elected at each annual meeting of stockholders.

How many directors are to be elected at the meeting?

The term of office of the current Class I directors will expire at the 2008 Annual Meeting. There currently are four Class I directors, three of whom have been nominated for election at the 2008 Annual Meeting.

What is the size of the Board of Directors?

The Board of Directors currently consists of 9 members.

Who are the current Class I directors?

The current Class I directors are Rodney H. Brady, Charles H. Cotros, Jane E. Henney, M.D. and R. David Yost.

Who are this year’s nominees?

Dr. Henney and Messrs. Cotros and Yost will stand for reelection as Class I directors. Mr. Brady will not stand for reelection as a Class I director.

Why is Mr. Brady not standing for reelection as a Class I director?

Mr. Brady will be 75 years of age prior to the 2008 Annual Meeting. Our corporate governance principles require directors to resign at the Annual Meeting following their 75th birthday. As a result of this policy, Mr. Brady is not eligible to stand for reelection and his term as a director will expire at the 2008 Annual Meeting.

Which of this year’s nominees are independent?

Dr. Henney and Mr. Cotros are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles). Mr. Yost is not considered independent.

What is the term of office for which this year’s nominees are to be elected?

The nominees are to be elected for a three-year term and are expected to hold office until the 2011 Annual Meeting of Stockholders and until their successors are elected.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his or her nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Biographical information about this year’s nominees:

Charles H. Cotros

•	Age 70.

•	Director of AmerisourceBergen since January 2002.

•	Interim Chairman and Chief Executive Officer of Allied Waste Industries, Inc. (waste management services) from October 2004 to May 2005.

•	Chairman and Chief Executive Officer of Sysco Corporation (foodservice marketing and distribution organization) from January 2000 until his retirement in December 2002.

•	Held variety of other positions with Sysco Corporation starting in 1974, including President from 1999 until July 2000 and Chief Operating Officer from 1995 until January 2000.

•	Also a director of Allied Waste Industries, Inc.

Jane E. Henney, M.D.

•	Age 60.

•	Director of AmerisourceBergen since January 2002.

•	Professor, College of Medicine, University of Cincinnati since January 2008.

•	Senior Vice President and Provost for Health Affairs at the University of Cincinnati from July 2003 to January 2008.

•	Senior Scholar in Residence at the Association of Academic Health Centers in Washington, D.C. from 2001 to 2003.

•	Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001.

•	Vice President for Health Sciences at the University of New Mexico from 1994 to 1998.

•	Deputy Commissioner of Operations at the United States Food and Drug Administration from 1992 to 1994.

•	Dr. Henney is a medical oncologist and has held several posts at the National Cancer Institute, including Deputy Director from 1980 to 1985.

•	Also a director of AstraZeneca PLC and CIGNA Corporation.

R. David Yost

•	Age 60.

•	Director and Chief Executive Officer of AmerisourceBergen since August 2001.

•	President of AmerisourceBergen from August 2001 to October 2002 and since September 2007.

•

Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001 and President and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to December 2000.

•

Held variety of other positions with AmeriSource Health Corporation and its predecessors since 1974, including Executive Vice President – Operations of AmeriSource Health Corporation from 1995 to 1997.

•	Also a director of Electronic Data Systems Corporation and PharMerica Corporation.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the three nominees to the Board of Directors.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, THE BOARD

AND THE BOARD COMMITTEES

Who are the Class II directors?

The Class II directors are Richard C. Gozon, Michael J. Long and J. Lawrence Wilson.

When does the term of the Class II directors expire?

The term of office of the Class II directors will expire at the 2009 Annual Meeting of Stockholders.

Biographical information about Class II directors:

Richard C. Gozon

•	Age 69.

•	Chairman of the Board of Directors of AmerisourceBergen since February 2006.

•	Director of AmerisourceBergen since August 2001.

•	Director of AmeriSource Health Corporation from 1994 to August 2001.

•

Executive Vice President of Weyerhaeuser Company (international forest products company) and Chairman of North Pacific Paper Company (a joint venture between Weyerhauser Company and Nippon Paper Industries) from June 1994 until his retirement in 2002.

•	Also a director of AmeriGas Propane, Inc., Triumph Group, Inc. and UGI Corporation and a member of the Board of Trustees of Thomas Jefferson University.

Michael J. Long

•	Age 49.

•	Director of AmerisourceBergen since May 2006.

•	Senior Vice President and President, North America and Asia/Pacific Components for Arrow Electronics, Inc. (global distributor of electronic components and computer products) since 2005.

•	President and Chief Operating Officer of Arrow North American Computer Products from 1998 to 2005.

•	President, Gates/Arrow Distributing from 1995 to 1999.

•	President, Capstone Electronics, an Arrow company, from 1994 to 1995.

J. Lawrence Wilson

•	Age 71.

•	Director of AmerisourceBergen since August 2001.

•	Director of AmeriSource Health Corporation from January 2000 to August 2001.

•	Chairman and Chief Executive Officer of Rohm and Haas Company (specialty chemicals and materials company) from 1988 until his retirement in 1999.

•	Also Lead Director of Cummins Inc. and a director of The Vanguard Group of Investment Companies.

Who are the Class III directors?

The Class III directors are Edward E. Hagenlocker and Henry W. McGee.

When does the term of the Class III directors expire?

The term of office of the Class III directors will expire at the 2010 Annual Meeting of Stockholders.

Biographical information about Class III directors:

Edward E. Hagenlocker

•	Age 68.

•	Director of AmerisourceBergen since August 2001.

•	Director of AmeriSource Health Corporation from 1999 to August 2001.

•	Vice Chairman of Ford Motor Company (automobile manufacturer) from 1996 until his retirement in 1999 and Chairman of Visteon Automotive Systems from 1997 to 1999.

•	President of Ford Automotive Operations from 1994 to 1996 and Chairman of Ford of Europe in 1996.

•	Also a director of Air Products and Chemicals, Inc., Trane Inc. and Alcatel-Lucent.

Henry W. McGee

•	Age 54.

•	Director of AmerisourceBergen since November 2004.

•	President of HBO Video (distributor of videos and DVDs), a unit of Home Box Office, Inc., since 1995.

•	Held variety of other positions with Home Box Office, Inc., Time Warner, Inc. (the parent of Home Box Office, Inc.) and their predecessors since 1979.

•	President of the Alvin Ailey Dance Foundation, Inc.

Are there any family relationships among AmerisourceBergen’s directors and executive officers?

No.

What are the committees of the Board of Directors?

The Board of Directors has the following standing committees: Executive and Finance; Audit and Corporate Responsibility; Compensation and Succession Planning; and Governance and Nominating.

Name of Committee and Members	Duties and Responsibilities of Committee
Executive and Finance
R. David Yost, Chairman Richard C. Gozon Edward E. Hagenlocker J. Lawrence Wilson

•  Exercises the authority of the Board of Directors between the meetings of the Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

•  Reviews the asset and liability structure of the company and considers its funding and capital needs.

•  Reviews our dividend policy.

•  Reviews strategies developed by management to meet changing economic and market conditions.

•  At the request of the Board of Directors, reviews proposed capital expenditures and proposed acquisitions and divestitures.

Name of Committee and Members	Duties and Responsibilities of Committee

Audit and Corporate Responsibility
Edward E. Hagenlocker, Chairman Rodney H. Brady Charles H. Cotros Jane E. Henney, M.D.

•  Appoints, and has authority to terminate, the company’s independent registered public accounting firm.

•  Pre-approves all audit and permitted non-audit services provided by the company’s independent registered public accounting firm.

•  Reviews and discusses with management and the company’s independent registered public accounting firm the company’s audited financial statements and interim quarterly financial statements as well as management’s discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the SEC.

•  Discusses with the company’s independent registered public accounting firm matters related to the conduct of the audit.

•  Reviews and discusses the independence of the company’s independent registered public accounting firm.

•  Prepares the Audit Committee report as required by SEC rules.

•  Reviews the scope of the proposed audit to be conducted by the company’s independent registered public accounting firm each fiscal year and the audit procedures to be utilized.

•  Discusses with management and/or the company’s independent registered public accounting firm significant financial reporting issues and accounting issues and the adequacy of our internal control over financial reporting.

•  Reviews with the company’s independent registered public accounting firm the effectiveness of our accounting and financial controls, including the company’s internal control over financial reporting.

•  Reviews internal audit function, internal audit plans, internal audit reports and management’s response to such reports.

•  Reviews appointment, performance and replacement of our senior internal auditor.

•  Reviews and approves all related persons transactions in accordance with the Related Persons Transactions Policy.

•  Oversees compliance with our Code of Ethics and Business Conduct.

Name of Committee and Members	Duties and Responsibilities of Committee
Compensation and Succession Planning
J. Lawrence Wilson, Chairman Richard C. Gozon Michael J. Long Henry W. McGee

•  Reviews and approves AmerisourceBergen’s executive compensation strategy and the individual elements of total compensation for the President and Chief Executive Officer and other members of senior management, including any other executive officers.

•  Ensures that executive compensation strategy supports stockholder interests.

•  Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our Proxy Statement and Annual Report on Form 10-K.

•  Prepares a Compensation Committee report as required by SEC rules.

•  Evaluates performance of management annually.

•  Proposes stock option plans for approval by stockholders.

•  Administers and makes awards under our incentive compensation plans, including stock option plans.

•  Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of the President and Chief Executive Officer or any other executive officer.

•  Ensures that any consulting firm retained by the committee to provide advice on executive compensation has not received, and will not receive, payment from AmerisourceBergen for the performance of any other services (other than de minimis amounts).

•  Administers and makes investment decisions relating to our retirement plans.

•  Administers our benefit plans.

•  Reviews with management and makes recommendations relating to succession planning and management development.

Name of Committee and Members	Duties and Responsibilities of Committee
Governance and Nominating
Charles H. Cotros, Chairman Rodney H. Brady Edward E. Hagenlocker Jane E. Henney, M.D.

•  Recommends selection and qualification criteria for directors.

•  Identifies and recommends qualified candidates to serve as directors of the company.

•  Considers nominees for director recommended by stockholders.

•  Determines selection and qualification criteria for committee members.

•  Evaluates and advises the Board on the company’s approach to corporate governance.

•  Makes recommendations regarding the size and composition of the Board and the composition and responsibilities of committees.

•  Assesses the performance of the Board of Directors.

•  Reviews and makes recommendations to the Board regarding director compensation.

•  Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors.

•  Ensures that any consulting firm retained by the committee has not received, and will not receive, payment from the company for the performance of any other services (other than de minimus amounts).

How often did the Board and the committees meet in fiscal year 2007?

During fiscal year 2007, the Board of Directors met seven times; the Executive and Finance Committee met five times; the Audit and Corporate Responsibility Committee met eleven times; the Compensation and Succession Planning Committee met four times; and the Governance and Nominating Committee met four times.

Did each director attend at least 75% of the meetings of the Board of Directors and of the committees on which he or she served?

Yes.

Do the non-management directors meet regularly?

The non-management directors meet at or near the end of each regularly scheduled meeting of the Board of Directors. The Chairman of the Board of Directors presides at such meetings. If the Chairman is not present, the chairmen of the committees preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. AmerisourceBergen’s Secretary will determine, in his good faith judgment, which communications will be relayed to the non-management directors.

How are directors compensated?

The following table summarizes the total compensation earned by or paid to directors who were not employees of AmerisourceBergen during fiscal year 2007. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	(1)	(2)(3)	(2)(4)	(5)
Rodney H. Brady	$96,084	—	$93,541	—	$189,625
Charles H. Cotros	$45,209	$47,073	$93,541	$284	$186,107
Richard C. Gozon	$151,083	—	$93,541	—	$244,624
Edward E. Hagenlocker	$129,084	$14,757	$93,541	$568	$237,950
Jane E. Henney, M.D.	$35,250	$50,311	$93,541	—	$179,102
Michael J. Long	$39,834	$24,477	$45,668	—	$109,979
Henry W. McGee	$24,000	$72,186	$90,219	—	$186,405
J. Lawrence Wilson	$44,750	$65,068	$93,541	$568	$203,927

(1)

These amounts represent annual retainer and meeting fees paid to directors in cash for Board and committee service in fiscal year 2007, including amounts deferred into our deferred compensation plan. Mr. McGee is the only director who elected to defer fees in fiscal year 2007 and, in accordance with his election, 100% of Mr. McGee’s meeting fees ($24,000) have been deferred into our deferred compensation plan.

(2)

The amounts reported represent the compensation cost that would be recognized by us in fiscal year 2007 in accordance with the Statement of Financial Accounting Standards No. 123R (FAS 123R) for all outstanding restricted stock and option awards held by directors, if the estimate of forfeitures related to service-based vesting conditions were disregarded. There were no forfeitures by the directors in fiscal year 2007. See Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2007.

(3)

Restricted stock awards are payable in lieu of a director’s annual retainer, at the director’s election. Such awards are made in quarterly increments generally on November 1, February 1, May 1 and August 1 of each year. Set out below is the outstanding restricted stock held by each non-employee director as of September 30, 2007 and the grant date fair value of restricted stock awards granted to them in fiscal year 2007. The fair value of restricted stock is based on the closing price of our common stock on the date of grant.

Name	Stock Awards Outstanding at September 30, 2007	Grant Date Fair Value of Stock Awards Granted in Fiscal Year 2007
Rodney H. Brady	—	—
Charles H. Cotros	3,959	$71,000
Richard C. Gozon	—	—
Edward E. Hagenlocker	568	—
Jane E. Henney, M.D.	4,517	$76,050
Michael J. Long	2,269	$56,251
Henry W. McGee	6,901	$76,050
J. Lawrence Wilson	5,085	$76,050

(4)

On February 19, 2007, each non-employee director received a grant of non-qualified stock options to purchase 6,918 shares of our common stock with an exercise price of $53.72 per share. The option award had a grant date fair value of $100,000, which was determined based on a binomial method of valuation. As of September 30, 2007, each non-employee director held the following outstanding stock options: Mr. Brady—82,646, Mr. Cotros—39,500, Mr. Gozon—133,087, Mr. Hagenlocker—84,037, Dr. Henney—26,112, Mr. Long—14,118, Mr. McGee—29,491 and Mr. Wilson—71,774. These numbers reflect the effect of the anti-dilution adjustment made to all outstanding stock options in connection with the spin-off of PharMerica Long-Term Care on July 31, 2007.

(5)	Amounts shown are the dividends accrued and paid on restricted stock that vested in fiscal year 2007.

Director Fees.    We pay our non-employee directors an annual retainer and meeting attendance fees in quarterly increments during the course of each year. During fiscal year 2007, the Chairman of the Board received an annual retainer of $90,000 and each other non-employee director received an annual retainer of $60,000. As explained below, a director may elect to have the annual retainer paid in cash, restricted common stock or options exercisable for common stock or credited to a deferred compensation account. For attending a Board meeting in person, the Chairman of the Board receives $7,500 and each other non-employee director receives $3,000. For attending a committee meeting in person, the Chairmen of the Audit and Corporate Responsibility Committee and the Compensation and Succession Planning Committee receive $5,000, the Chairman of the Governance and Nominating Committee receives $3,000 and other committee members receive $1,500. Telephonic meeting fees are 50% of the in-person meeting fee. A director may elect to have the meeting fees paid in cash or credited to a deferred compensation account. In addition, we reimburse our directors for the cost of transportation, food and lodging in connection with their service as directors.

Restricted Stock Awards.    Our non-employee directors receive a grant of restricted stock having a fair value of $50,000 in connection with their initial election to the Board. In most cases, the restrictions on the stock lapse three years after the grant date. A director who retires before the restrictions lapse may, in the Board’s discretion, receive a pro rata distribution of such stock. These grants are made under the AmerisourceBergen Corporation 2001 Restricted Stock Plan.

Option Awards.    Our non-employee directors also receive an annual grant of non-qualified options on our common stock having a grant date fair value of $100,000 (or a pro rata portion of the annual stock option grant in the year of their initial election to the Board). The exercise price of all options granted is the closing price of a share of our common stock on the date of grant. Options vest over three years beginning on the first anniversary of the grant date, with one-third of the options granted vesting each year. Vested options may be exercised at any time prior to the tenth anniversary of the grant date unless a director ceases to be a member of the Board. Generally, options will expire one or three years after the director ceases to be a member of the Board, depending on the reason for termination.

Deferral and Other Arrangements.    Directors may elect to defer all or any part of the annual retainer and meeting fees and credit the deferred amount to an account under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the deferred compensation plan.

Directors may also elect to forego 50% or more of their annual cash retainer and receive an enhanced amount of restricted stock or stock options for the cash compensation foregone. If they chose to receive restricted stock, they will receive restricted stock having a value equal to 125% of the cash compensation foregone. If they chose to receive options, they will receive non-qualified stock options having a fair value equal to 150% of the cash compensation foregone.

Stock Ownership Guidelines.    We require our non-employee directors to own shares of AmerisourceBergen common stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. In the first and second years after their election to the Board, non-employee directors must own stock equal in value to one or two times the annual retainer, respectively. From and after the third year after their Board election, non-employee directors must own stock equal in value to at least three times the annual retainer.

CODES OF ETHICS

Has AmerisourceBergen adopted a code of ethics and business conduct that applies to directors, officers and employees?

The Board of Directors adopted the AmerisourceBergen Corporation Code of Ethics and Business Conduct, in its current form, in May 2004. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual.

Any waivers of the application of the AmerisourceBergen Code of Ethics and Business Conduct to directors or executive officers must be made either by the Board of Directors or the Governance and Nominating Committee. We will disclose any such waiver or amendment of the Code of Ethics and Business Conduct promptly on our website.

Has AmerisourceBergen adopted a code of ethics for the principal executive officer and principal financial and accounting officers of AmerisourceBergen as required by SEC regulations?

We have adopted the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC’s Regulation S-K. It applies to our President and Chief Executive Officer, Chief Financial Officer and Corporate Controller. Any waiver or amendment of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers will be disclosed promptly on our website.

Where can stockholders obtain copies of the codes of ethics?

We have posted both the AmerisourceBergen Corporation Code of Ethics and Business Conduct and the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers under the Investors section of our Internet website at www.amerisourcebergen.com. A copy of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers has also been filed with the SEC as an exhibit to our periodic reports under the Securities Exchange Act of 1934, as amended. In addition, we will provide copies of these codes of ethics in print without charge to any stockholder who makes written request to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Any waiver or amendment of the code of ethics for designated senior officers will be disclosed promptly on our Internet website.

CORPORATE GOVERNANCE

Has AmerisourceBergen adopted corporate governance principles for the Board of Directors?

The Board of Directors has adopted the AmerisourceBergen Corporation Corporate Governance Principles, which are intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual.

The corporate governance principles for the Board, together with the charters of the Board committees, provide the framework for the governance of AmerisourceBergen. The Board reviews and updates the corporate governance principles and the committee charters from time to time to reflect corporate governance best practices. The corporate governance principles address a variety of governance issues, including:

•	Role and functions of the Board.

•	Qualifications of directors, including age limitations.

•	Mandatory tender of resignation by any director who changes employer or present job responsibility.

•	Independence of directors.

•	Election of directors, size of the Board and selection process.

•	Mandatory tender of resignation by any director or nominee who fails to receive the vote required under our bylaws.

•	Board committees.

•	Meetings of non-employee directors, including the procedures for determining which director will preside at such meetings.

•	Self-evaluation of the Board.

•	Ethics and conflicts of interest.

•	Reporting of concerns to non-employee directors or the Audit and Corporate Responsibility Committee.

•	Compensation of the Board.

•	Stock ownership requirements.

•	Access to senior management of the company.

•	Access to independent advisors.

The corporate governance principles are posted under the Investors section of our website at www.amerisourcebergen.com.

Has the Board adopted a majority vote standard and director resignation policy?

In November 2007, the Board adopted amendments to our bylaws and corporate governance principles to provide for a majority voting standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. A plurality voting standard will apply instead of a majority voting standard if:

•	A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

•	That nomination has not been withdrawn on or prior to the day next preceding the date the company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for reelection, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for reelection, as follows:

•	The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

•	The Board will act on the Governance and Nominating Committee’s recommendation.

•	The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Has the Board determined which of the directors are independent?

The Board has determined that, except for Mr. Yost, all of the directors and director nominees are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the three director nominees are elected at the 2008 Annual Meeting, eight out of nine directors then serving, or approximately 90% of the Board, will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which conform to the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles, which are available to stockholders under the Investors section of our website at www.amerisourcebergen.com. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen. The Board has determined that each of the following directors is independent: Rodney H. Brady, Charles H. Cotros, Richard C. Gozon, Edward E. Hagenlocker, Jane E. Henney, M.D., Michael J. Long, Henry W. McGee and J. Lawrence Wilson. Kurt J. Hilzinger also served as a director of AmerisourceBergen until his resignation in September 2007. Mr. Hilzinger was not an independent director.

The Board has also determined that, as required by their charters, all members of the Audit and Corporate Responsibility, Compensation and Succession Planning and Governance and Nominating Committees are independent. In addition to the independence standards in our corporate governance principles, members of the Audit and Corporate Responsibility Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors’ compensation. All members of the Audit and Corporate Responsibility Committee satisfy this additional SEC and NYSE independence requirement for audit committee members. We also apply this additional independence standard to the Compensation and Succession Planning Committee and the Governance and Nominating Committee and their members satisfy this standard.

Where can stockholders find our corporate governance documents?

Our corporate governance principles and the charters of the Executive and Finance, Audit and Corporate Responsibility, Compensation and Succession Planning and Governance and Nominating Committees have been posted under the Investors section of our website at www.amerisourcebergen.com.

Our corporate governance documents also are available in print upon request. Stockholders who wish to request any of such documents in print should submit their requests in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES AND FOR

SUBMITTING RECOMMENDATIONS

How does the Governance and Nominating Committee identify and evaluate director nominees?

Director nominees should:

•	possess the highest personal and professional ethics, integrity and values,

•	be committed to representing the long-term interests of the stockholders, and

•	have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Governance and Nominating Committee seeks to identify candidates who bring diverse experience at policymaking levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities.

Additionally, director nominees should have sufficient time to effectively carry out their duties. The President and Chief Executive Officer of AmerisourceBergen may serve on the board of no more than one other public company. Other director nominees may serve on the boards of no more than four other public companies.

What process should a stockholder follow to propose nominees for consideration by the Governance and Nominating Committee?

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

In order to be considered by the Governance and Nominating Committee for the Annual Meeting of Stockholders to be held in 2009, the name of the proposed nominee and supporting biographical information and description of the qualifications of the proposed nominee must be received before September 19, 2008. Our bylaws set forth the required information that a stockholder should provide about a nominee. You may obtain a copy of the company’s bylaw requirements by writing to the Secretary at the principal offices of the company. The deadline for submitting stockholder recommendations for nominees does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.

Is the Governance and Nominating Committee currently seeking to identify additional directors?

The Governance and Nominating Committee has commenced efforts to identify candidates for director to fill the vacancy that exists as a result of the resignation of Kurt Hilzinger as a member of the Board of Directors on September 14, 2007. The Governance and Nominating Committee has engaged a nationally-recognized search firm to help identify such candidates. The Governance and Nominating Committee does not expect to fill the vacancy that will arise at the 2008 Annual Meeting of Stockholders when Mr. Brady will retire as a director pursuant to AmerisourceBergen’s mandatory retirement policy for directors and intends to decrease the size of the Board at that time to nine members. The current target size of the Board, as set forth in the corporate governance principles, is nine to 12 directors.

AUDIT MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Hagenlocker is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Hagenlocker serves as Chairman of the Audit and Corporate Responsibility Committee.

Report of the Audit and Corporate Responsibility Committee

The Audit and Corporate Responsibility Committee consists of the four directors named below. All of the committee members are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and our corporate governance principles) and all of the members are financially literate.

The committee reviewed and discussed with AmerisourceBergen’s management and its independent registered public accounting firm (i) the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and (ii) the company’s internal control over financial reporting. AmerisourceBergen’s management has the primary responsibility for the company’s financial statements and its financial reporting and control processes and procedures, including its internal control over financial reporting and its disclosure controls and procedures. AmerisourceBergen’s management has represented to the Audit and Corporate Responsibility Committee that the financial statements contained in the company’s fiscal year 2007 10-K Report were prepared in accordance with U.S. generally accepted accounting principles and that the company’s internal control over financial reporting was effective as of September 30, 2007 (based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission).

The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (United States).

The committee discussed with the company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended.

The committee also discussed with the company’s independent registered public accounting firm, the firm’s audit of the effectiveness of the company’s internal control over financial reporting, including significant deficiencies identified, if any.

Based on the reviews and discussions referred to above, the Audit and Corporate Responsibility Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen’s fiscal year 2007 10-K Report.

AUDIT AND CORPORATE RESPONSIBILITY

COMMITTEE

Edward E. Hagenlocker, Chairman

Rodney H. Brady

Charles H. Cotros

Jane E. Henney, M.D.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit and Corporate Responsibility Committee’s policy is to pre-approve all audit services and all non-audit services that the company’s independent registered public accounting firm is permitted to perform for the company under applicable federal securities regulations. As permitted by the applicable regulations, the committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm’s Fees

During the fiscal years ended September 30, 2007 and 2006, Ernst & Young LLP, AmerisourceBergen’s independent registered public accounting firm, billed the company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the company:

Fee Category	Fiscal year 2007	Fiscal year 2006
Audit Fees	$4,182,619	$4,312,900
Audit-Related Fees	$2,269,445	$1,985,955
Tax Fees	$423,782	$302,695
All Other Fees	$4,000	$4,000

TOTAL	$6,879,846	$6,605,550

Audit fees consisted of fees for the audit of AmerisourceBergen’s annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC. Audit fees also included the fees for the audit of the effectiveness of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits and due diligence related to acquisitions. Audit-related fees also included fees for the audit of financial statements for our former institutional pharmacy services business, PharMerica Long-Term Care, which we spun off to our stockholders in July 2007, and related consultation and assistance, including consents and assistance with review of documents filed with the SEC related to the spin-off and the subsequent merger of PharMerica Long-Term Care with Kindred Healthcare’s institutional pharmacy business into a new public company.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit and Corporate Responsibility Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young are consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS

AMERISOURCEBERGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2008

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending September 30, 2008. The Audit and Corporate Responsibility Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2008. Although our governing documents do not require the submission of the appointment of AmerisourceBergen’s independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as

AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending September 30, 2008, the Audit and Corporate Responsibility Committee will investigate the reasons for the rejection by the stockholders and will reconsider the appointment of Ernst & Young LLP.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2008 will include the examination of the consolidated financial statements of AmerisourceBergen and services related to periodic filings made with the SEC. Audit services for fiscal year 2008 also will include the audit of the effectiveness of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2006 and 2007, as described above under the heading Independent Registered Public Accounting Firm’s Fees.

Will representatives of the independent registered public accounting firm be present at the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2008.

COMPENSATION COMMITTEE MATTERS

General

The members of the Compensation and Succession Planning Committee are J. Lawrence Wilson (Chairman), Richard C. Gozon, Michael J. Long and Henry W. McGee. The Board of Directors has determined that each of them is independent in accordance with the standards set forth in our corporate governance policies and those applicable to companies listed on the NYSE.

The committee is responsible for our executive compensation program and review of succession planning. It reviews and approves compensation for our executives, including the named executive officers listed in the Summary Compensation Table on page 32. The committee also oversees our employee pension, long-term incentive, savings, health and welfare plans. The committee’s duties and responsibilities under its charter are described on page 10. The committee reviews its charter annually. The committee delegates the day-to-day administration of our pension and benefit plans to an internal benefits committee, composed of senior finance, human resources and legal executives.

Processes and Procedures

Meetings.    The committee met four times in 2007. The Chairman, in consultation with the other committee members and with AmerisourceBergen management, prepares agendas, which address an annual calendar of topics and other topics requiring the attention of the committee. The committee meets in executive session, either during or after a meeting, whenever necessary to discuss matters it deems appropriate.

Role of External Compensation Consultant.    We, with the approval of members of the committee, have historically engaged Mercer Human Resource Consulting to advise us on executive compensation matters, plan design and industry trends. During 2007, Mercer prepared analyses and recommendations for the committee and the Board relating to all aspects of the compensation of our executives, including pay recommendations for Mr. Yost. Mercer also reviewed the composition of the peer group we use to benchmark compensation and recommended changes. In addition to meeting in executive session with the committee, Mercer also met privately with members of the committee from time to time to plan for committee meetings and discuss executive compensation matters.

Mercer also provided other general compensation services to us during 2007. These services included providing advice on director compensation, actuarial services in connection with our pension and benefit plans, assistance in plan administration matters and benefits consulting services related to the spin off of our former subsidiary, PharMarica Long-Term Care. Mercer affiliates provided strategic and business consulting services for some of our operating subsidiaries during 2007.

In November 2007, the Board and the committee approved amendments to the committee’s charter to provide that the committee has sole authority to retain or terminate any consulting firm engaged to advise the committee in the evaluation of compensation for executive officers, including the chief executive officer. The committee has sole authority to approve the fees and terms of any such arrangement. The amended charter also provides that starting in March 2008, following our 2008 Annual Meeting, any consulting firm retained by the committee to assist with executive compensation must be independent, provided that any such firm will not be disqualified if it has not received more than $100,000 in the aggregate for the performance of any other services for us (including services for management, another committee or the Board) during the fiscal year in which the firm is providing executive compensation-related services.

Role of Executive Officers and Management.    Our senior vice president, human resources, in consultation with the chief executive officer and our compensation consultant, formulates recommendations on matters of compensation philosophy, plan design and specific awards for executive officers. The chief executive officer gives the committee a performance assessment and, taking into account the recommendation of our senior vice president, human resources and our compensation consultant, pay recommendation for each of the named executive officers other than himself. Our compensation consultant provides competitive data concerning Mr. Yost’s pay in comparison to the peer group. The committee considers the recommendations and competitive data and makes decisions, as it deems appropriate, based on its assessment of individual performance and achievement of goals. Our chief executive officer, senior vice president, human resources and senior vice president, general counsel and secretary generally attend the meetings but are not present for the executive sessions or for any discussion of their own compensation.

The Board of Directors establishes the compensation of directors upon the recommendation of the Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

To our knowledge, there were no other relationships involving members of the Compensation and Succession Planning Committee requiring disclosure in this section of our proxy statement pursuant to the applicable SEC regulations. None of the members of the committee:

•	has ever been an officer or employee of the company,

•	is or was a participant in any related person transaction in 2007 (see page 44 for a description of our policy on related person transactions), or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

AmerisourceBergen is one of the largest pharmaceutical services companies in the world. We operate in a highly competitive business environment. We seek to attract and retain talented individuals to serve as our leaders and motivate them to achieve superior long-term results for our stockholders. Our compensation program is designed to pay our executives fairly and to link compensation with the attainment of financial and strategic goals. We believe that employees will be best motivated to achieve these goals by making a portion of their compensation dependent upon corporate performance and stockholder returns, and that executives should have a greater portion of their compensation at risk than other employees. Accordingly, a substantial portion of the compensation provided to our named executive officers is tied to our future performance.

Our long-term financial goals are to grow diluted earnings per share from continuing operations in the range of 15 percent annually by growing operating revenues in line with pharmaceutical market growth, expanding operating margins and generating free cash flow that approximates net income. Our compensation program is designed to provide cash compensation in the range of the median for executives at the companies in our peer group when we deliver targeted financial results.

In fiscal year 2007, we delivered excellent financial and strategic results. Operating revenue grew by 9% to $61.7 billion. We expanded our operating margin by 5 basis points to 1.20% in our pharmaceutical distribution segment. We generated free cash flow of $1.1 billion and net income of $469.2 million. We achieved a return on invested capital that exceeded our weighted average cost of capital. Diluted earnings per share from continuing operations grew by 16% to $2.63. We returned a substantial amount of cash to our stockholders in fiscal year 2007 by doubling our dividend and repurchasing $1.4 billion of our stock. We also advanced our long-term business goals in fiscal year 2007 by making a number of strategic acquisitions and spinning off our former institutional pharmacy business.

Role of the Compensation and Succession Planning Committee

The committee reviews and makes decisions about executive compensation policies and plans. The committee determines the amount of base salary, cash bonus and long-term incentive awards made to our executives. The committee evaluates the named executive officers’ performance and determines their compensation in light of the objectives of our executive compensation program. Our chief executive officer (other than with respect to himself) and senior vice president, human resources assist the committee in reaching compensation decisions with respect to the named executive officers. The compensation consultant provides information and analysis to assist the committee in making decisions about our chief executive officer’s compensation and executive compensation generally.

Executive Compensation Policy and Objectives

We seek to attract, retain and motivate talented senior executives who will help us fulfill our business goals, meet the needs of our customers and suppliers and contribute to our long-term success. Our executive compensation program is designed to link pay with the achievement of our annual and long-term business goals.

The committee considers the following objectives in setting executive compensation:

•	Attract and retain knowledgeable and experienced senior executives.

•	Align individual objectives and performance with company objectives and performance.

•	Motivate our employees to work for and achieve superior results from year-to-year and in the longer term.

•	Reward performance that exceeds established performance goals.

•	Require holdings of our stock to align the interests of our executives with those of our stockholders.

Benchmarking Process

We consider market pay practices when setting executive compensation. Benchmarking helps the committee assess whether our level of executive pay is appropriate when compared to industry standards. The committee uses a peer group to evaluate each element of pay and benefit competitiveness, review pay practices (such as pay mix, incentive plan leverage, performance measurement and weighting) and compare performance. The committee considers peer group proxy statement data when benchmarking compensation for the named executive officers and published compensation survey data when reviewing compensation for our other executives. When assessing pay levels, the committee also reviews the relative positioning of our executive officers with each other.

Our peer group is comprised of companies with business models and operations comparable to our own, including our two largest direct competitors. Most companies in our peer group are similar in size to AmerisourceBergen. Their revenues fall within an approximately 50% to 200% range of our expected revenues. We believe this mix of companies reflects the type and complexity of business risks managed by our executives. We also believe we compete with these companies for executive talent. The 2007 peer group was comprised of the following 13 companies: Cardinal Health, Inc., Costco Wholesale Corporation, CVS Caremark Corporation, The Home Depot, Inc., Ingram Micro Inc., The Kroger Co., McKesson Corporation, Safeway Inc., Supervalu Inc., Sysco Corporation., Target Corporation, United Parcel Service, Inc. and Walgreen Co.

In 2007, we asked Mercer to review the composition of the peer group. Based on Mercer’s recommendation and discussions with management, in November 2007, the committee added two additional companies, Federal Express Corporation and Medco Health Solutions, Inc., to our peer group because those companies had business models that were similar to our own and because the additions of those companies would bring the median revenues of the peer group closer in line with our level of revenues. In addition, Medco Health Solutions, Inc. operates in the healthcare industry. As a result, beginning in fiscal year 2008, the committee will assess executive compensation against a peer group comprised of 15 members.

Our compensation program targets various levels relative to our peer group for each element of executive pay as follows:

Target Percentile Compensation for Fiscal Year 2007

Base Salary	Total Cash Compensation (Salary + Bonus)	Total Direct Compensation (Salary + Bonus + Long-Term Incentive)
35th percentile of peer group	50th percentile of peer group	50th – 75th percentile of peer group

For years in which we meet our financial goals, base salary plus cash bonus is intended to result in pay to our named executive officers in the range of the median (50th percentile) of our peer group. If we exceed our financial goals, base salary, cash bonus and equity incentive could reach the 75th percentile of our peer group depending on the extent of our success. In fiscal year 2007, none of the named executive officers exceeded our targeted percentiles on any element of pay. Although we exceeded our financial goals for fiscal year 2007, total direct compensation (salary, cash bonus and equity incentive) for each of the named executive officers fell below the peer group median in each case. Moreover, the total direct compensation for Mr. Yost fell substantially below his peer group target for fiscal year 2007. As a result, the committee has implemented a performance-based long-term incentive award for Mr. Yost, in part to provide him with the opportunity to bring his total direct compensation closer to the median for chief executive officers in our peer group (see discussion under “Fiscal Year 2008 Compensation Decisions” on pages 27-28).

Components of the Executive Compensation Program

Our executive compensation program consists of three components—base salary, cash bonus and long-term incentive. This represents a mix of fixed pay and short-term and long-term incentives. A significant portion of our named executive officers’ pay is at risk or subject to our future performance. We believe that emphasizing incentive pay helps our executives to focus on the financial and strategic goals that create profitability and value for our stockholders. The following chart shows the percentage of each pay component awarded to the named executive officers for fiscal year 2007:

Base Salary.    Base salary is a fixed component of pay that is determined yearly in advance. We aim to provide salary that is reasonable for a company of our size and complexity, and sufficiently competitive to attract and retain talented individuals. For the named executive officers, we target base salary in the 35th percentile range for similar positions in our peer group. By providing base salary below our peer median, we place greater emphasis on incentive compensation for our named executive officers.

The committee reviews executive performance and pay each November. The committee determines whether an executive merits a salary increase and, if so, how much. Our executives are evaluated on job performance, changes in duties, scope and responsibilities and expected future contributions, and their pay is evaluated with reference to our peer group. Mr. Hilzinger resigned from his positions as president and chief operating officer and director in September 2007, but will remain employed by us to provide assistance when requested until March 14, 2008. In November 2006, the committee approved the following salary increases for our named executive officers for fiscal year 2007:

Named Executive Officer	Fiscal Year 2007 Salary Increase
R. David Yost	4.6%
Michael D. DiCandilo	9.5%
Steven H. Collis	8.7%
Terrance P. Haas	10.0%
Kurt J. Hilzinger	4.6%

These salary increases reflected a positive performance review for all of the named executive officers. In addition to merit, the salary increases for Messrs. DiCandilo, Collis and Haas were also intended to bring their base salaries closer to the targeted 35th percentile range for their positions.

Cash Bonus.    Cash bonuses depend upon the achievement of pre-established performance goals for the fiscal year. We use cash bonuses to motivate executives to improve financial performance year-over-year and to reward executives who deliver targeted financial results in a particular year. All executives and other eligible employees participate in our annual cash bonus program – the AmerisourceBergen Corporation Annual Incentive Plan or AIP.

The committee establishes the performance goals and incentive levels for our bonus program. When making its determinations, the committee reviews the financial and strategic plan prepared by management for the Board. It also reviews recommendations on incentive levels prepared by the compensation consultant and our human resource department for the committee’s use. The committee makes its own assessment regarding the appropriate goals and target incentives for executives and then assigns a relative weighting to each performance measure. These weightings may differ for each named executive officer.

For each financial performance goal, there is a target and threshold. Target is the expected level of performance. Threshold refers to the minimum acceptable level of performance. We do not pay bonus if our performance is at or below the threshold. Executives may also receive an additional bonus, called a stretch bonus, for performance above target. We intend the stretch bonus to be challenging. If we exceed our financial performance goals, the named executive officers could receive a stretch bonus of up to 50% of the target incentive level (itself expressed as a percentage of base salary). Total bonus consists of the amount determined for exceeding the thresholds and, if applicable, an amount for exceeding the targets.

In November 2006, the committee approved performance measures for fiscal year 2007. Corporate financial performance measures were diluted earnings per share from continuing operations (EPS) of $2.46 and return on committed capital (ROCC) of 35%. Target EPS was subsequently adjusted to $2.44 to reflect the spin-off of PharMerica Long-Term Care. The committee chose these measures because they are the key metrics used by management to set business goals and evaluate financial results. In addition, we communicate our expectations about future business performance to investors by using an EPS range for each fiscal year. We generally set EPS targets to reflect our goal of growing EPS approximately 15% annually, while allowing for some flexibility based on the impact of special items (such as the spin-off of our institutional pharmacy business in 2007) and other market factors from year to year. We use ROCC because it measures how well we deploy our assets from year to year. ROCC was an appropriate performance metric historically because it captured whether we were using capital effectively to drive our business. The corporate level performance measures applied to all of the named executive officers. The table below shows corporate incentive levels and actual performance for fiscal year 2007:

Performance Metric	Threshold		Target (100% payout)		Actual Performance
EPS	$2.20	(1)	$2.44	(1)	$2.54	(2)
ROCC	29.75%		35%		46.9%

(1)	Threshold and target EPS were adjusted downward by $0.02 to reflect the spin-off of PharMerica Long-Term Care on July 31, 2007.
(2)	EPS is calculated based on diluted earnings per share from continuing operations of $2.63, less the net impact of special items.

The majority of a business unit leader’s bonus is tied to business unit performance. Accordingly, in addition to corporate EPS and ROCC, bonus payments to Messrs. Collis and Haas depended upon the achievement of specified earnings before interest and taxes (EBIT) and ROCC targets for the business units they led during fiscal year 2007 – AmerisourceBergen Specialty Group and AmerisourceBergen Drug Corporation. We believe that this mix, which emphasizes business unit performance, appropriately links their pay to operating responsibility. We select performance goals that generally reflect, at a minimum, greater than 10% annual EBIT growth in these business units each fiscal year. We establish business unit ROCC targets based on the proportionate contribution from the particular business that is necessary to achieve the overall corporate ROCC target of 35%. The committee intends the business unit performance goals to be challenging. The specialty group has achieved target on one or both of its measures four times in the last five fiscal years. The drug distribution business has achieved target on one or both of its performance measures three times in the last five fiscal years.

Target and actual fiscal year 2007 cash bonuses for our named executive officers were as follows:

Name	2007 Base Salary	Target Incentive		Maximum Bonus	Actual Percentage Payout vs. Target Incentive	Actual Bonus Payout
		Percent of Base Salary	Amount
R. David Yost	$1,136,521	120%	$1,363,825	$2,045,738	99.9%	$1,361,984
Michael D. DiCandilo	$575,000	105%	$603,750	$905,625	108.2%	$653,258
Steven H. Collis	$500,000	100%	$500,000	$750,000	40.0%	$200,000
Terrance P. Haas	$460,000	100%	$460,000	$690,000	114.0%	$524,400
Kurt J. Hilzinger	$680,000	110%	$748,000	$1,122,000	108.2%	$809,336

We delivered strong financial performance in fiscal year 2007. We exceeded both of our corporate EPS and ROCC targets. As a result, bonuses to our named executive officers, with the exception of Mr. Collis, were above target in accordance with the performance measures established for them. Over 80% of the bonus payments to Messrs. Yost, DiCandilo and Hilzinger depended upon the achievement of corporate performance goals, with EPS weighted at approximately 50% and ROCC weighted at approximately 32% to 36% of the total bonus target. The remaining portion of the bonus was tied to the attainment of individual leadership goals. With the exception of a regulatory goal for Mr. Yost, the committee determined that Messrs. Yost, Hilzinger and DiCandilo met their leadership goals. Mr. Yost led the company to record operating revenues in fiscal year 2007 and completed a number of strategic acquisitions and the spin-off of our former institutional pharmacy business. He and Mr. DiCandilo successfully managed financial reporting and compliance and closed the fiscal year without any material deficiencies. Mr. Yost did not, however, satisfy his goal to avoid significant regulatory action against the company in fiscal year 2007 as a result of the action brought by the United States Drug Enforcement Administration (DEA) against our Florida distribution center. Although Mr. Yost successfully resolved the DEA action, he did not receive any credit in his bonus payout for that particular leadership goal.

Bonus payouts for our business unit leaders are tied to a greater extent to the performance of the business unit they lead. For Messrs. Collis and Haas, fiscal year 2007 bonuses were tied 30% to corporate EPS and ROCC goals, 50% to business unit EBIT, 10% to business unit ROCC and 10% to leadership goals. The committee determined that both Mr. Collis and Mr. Haas met their leadership goals, which included successful audit compliance and, in the case of Mr. Haas, streamlining the drug distribution management team. Mr. Collis’s bonus was negatively impacted due to the underperformance of certain business units within the specialty group. As a result of these developments, our specialty group did not attain threshold performance for EBIT or ROCC, and Mr. Collis did not receive any credit in his bonus for these goals. The performance of our traditional drug distribution business was outstanding in fiscal year 2007, exceeding its EBIT target and significantly exceeding its ROCC target. As a result, Mr. Haas received a bonus above target.

The committee has discretion to give a bonus even though the pre-established performance goals have not been met. Historically, the committee has only exercised this discretion in unusual circumstances where a named executive officer has made significant contributions that were not reflected in the financial performance measures for the fiscal year.

In November 2007, the committee set fiscal year 2008 performance measures for our executive officers. These measures include EPS and return on invested capital, or ROIC, at the corporate level and, in the case of business unit leaders, EBIT and ROIC at the business unit level, as well as leadership goals. Our fiscal year 2008 EPS target for payment of cash bonuses is consistent with our goal of 15% annual EPS growth. ROIC replaces ROCC as a financial performance measure at both the corporate and business unit level. ROIC equals net operating profit after income taxes divided by invested capital. ROIC measures how well we generate cash flow relative to the capital we invest in our business, including not only the cost of the assets employed but also the cost to acquire those assets. In light of our acquisition activity, we believe that ROIC is a more comprehensive and appropriate way to measure our financial success going forward. Fiscal year 2008 target incentive levels for the named executive officers range from 100% to 120% of base salary.

Long-Term Incentive.    We use equity incentive awards of stock options and restricted stock to align our management’s interests with those of our stockholders and to motivate continued efforts to achieve favorable financial results over the long-term. We believe that linking compensation to stock price appreciation encourages our management team to use their talent and best efforts to realize corporate goals.

Each February, the committee reviews and approves the number of long-term incentive awards to each named executive officer under the 2002 Management Stock Incentive Plan (2002 Plan). In making its decisions, the committee reviews management’s recommendations, evaluates each individual’s position and responsibilities, job performance and expected future contributions to the company. Mr. Yost does not make any recommendations to the committee concerning the provision of long-term incentive awards to himself. The value of long-term incentive awards made to our named executive officers is also determined with reference to the total direct compensation made to the executive officers holding similar positions in our peer group.

Annual equity grants consist of a mix of stock options and restricted stock. Historically, we awarded only stock options. Following a market analysis conducted by Mercer, we shifted to a mix of stock options and restricted stock beginning in fiscal year 2006 to align our practices more closely with the companies with whom we compete for executive talent. The value of the annual equity grants to each executive is divided as follows: approximately 75% in the form of stock options and approximately 25% in the form of restricted stock. We believe that this mix provides our executives with an incentive for favorable long-term performance at a reasonable cost to the company. The use of equity incentives also supports our executive stock ownership requirements.

Stock options and restricted stock are subject to vesting and forfeiture provisions, described on page 43. Restricted stock is forfeited if the executive leaves the company prior to vesting, except by reason of death, disability or an involuntary termination of employment within two years of a change in control of the company. Unvested stock options are forfeited if the executive leaves the company for any reason other than an involuntary termination of employment within two years of a change in control of the company. We believe that these requirements support our goal of retaining executives and aligning individual performance with the company’s long-term growth.

In fiscal year 2007, the named executive officers in the aggregate received options to purchase 433,032 shares of our common stock and were awarded 47,083 restricted shares of our common stock. These awards represented approximately 20% of the stock options and restricted stock granted to our management and other employees as a whole in fiscal year 2007.

Fiscal Year 2008 Compensation Decisions

In November 2007, the committee approved a new performance-based long-term incentive award for Mr. Yost under the 2002 Plan. Payment of the cash incentive depends upon the achievement of specified EPS and total stockholder return (TSR) goals over three one-year periods, beginning October 1, 2007 and ending September 30, 2010. The committee has decided to implement this award for several reasons. First, Mr. Yost’s total direct compensation falls below our target of the median for total direct compensation of chief executive officers in our peer group. If the specified corporate goals are attained, payment of the cash incentive will bring Mr. Yost’s total direct compensation in line with our targeted percentile. Second, we believe in linking the compensation of executives who drive corporate financial results to the achievement of those results. This award provides Mr. Yost with an additional incentive to achieve superior financial results and growth for our stockholders over the long-term. The use of EPS and TSR goals provides a clear link between Mr. Yost’s compensation and the creation and growth of stockholder value. Finally, the award promotes retention, as any payout is generally subject to Mr. Yost’s continuous employment throughout the performance period.

The award provides Mr. Yost with the opportunity to earn a target cash incentive of $2,700,000 if we meet target EPS and TSR each fiscal year during the performance period. The award could pay a maximum achievable bonus of $4,050,000 if we exceed both goals each fiscal year. The committee will certify annual EPS and TSR growth at the end of the performance period and determine the amount of the cash payout under the award. EPS and TSR goals are weighted equally when calculating the payout. TSR means the annual growth rate in the value of our common stock due to stock appreciation and the reinvestment of dividends. The beginning stock price used to calculate TSR each fiscal year will be the average closing sales prices on the NYSE for the trading days in the September immediately preceding the commencement of that fiscal year. The committee established the following performance goals for each fiscal year during the three-year performance period:

Performance Metric	Threshold	Target	Maximum
Annual EPS	9%	12%	15% or Greater
AmerisourceBergen TSR Relative to S&P 500 TSR	40th Percentile	50th Percentile	75th Percentile or Greater

Subject to some exceptions, Mr. Yost must remain employed by us from now until September 30, 2010 to receive a payout under the award. If Mr. Yost dies, retires or terminates his employment because of disability before September 30, 2010, he will receive a bonus earned based on the performance years already completed, if any, plus a pro rata portion through the date of termination of the bonus earned, if any, for the performance year in which the termination occurs. In addition, if a change in control of the company occurs before the end of the performance period, we will pay a bonus earned for any performance years already completed, plus the total target value for the performance year that includes the change in control event.

Equity Award Grant Practices

We make annual stock option and restricted stock awards to executives and other eligible employees in the first calendar quarter of each year (around the time of our annual meeting of stockholders). We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition. In 2007, we adopted a written policy to formalize our equity grant practice and to ensure that equity awards will be made on specified dates. In accordance with this policy and the 2002 Plan, the committee has delegated limited authority to the chief executive officer to approve special grants to non-executive officers. These special awards may only be made on the 1st day of a month (or the next trading day, if the first day of the month is not a trading day). The committee or the Board must approve any equity awards to the named executive officers.

In all cases, the exercise price of any stock option award is the closing price of our common stock on the date of grant. We do not backdate or grant options or restricted stock retroactively. We generally schedule board and committee meetings at least a year in advance. Our equity awards are not intended to take advantage of the release of earnings or other major announcements by us.

Other Compensation

Our named executive officers receive a limited amount of other benefits. We believe that these benefits are important to attract and retain our executives. These benefits include a company matching contribution under the 401(k) plan, which is provided to all employee participants. We pay for tax and financial planning services for our executives to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them. We pay a car allowance for our chief executive officer. We pay country club dues for certain of our named executive officers. We view the car allowance and club dues as reasonable in consideration of the substantial time and effort we expect our executives to devote to business travel, employee recruitment and developing customer relationships. In the aggregate, these other benefits constitute only a small percentage of each named executive officer’s total compensation. These benefits appear in the All Other Compensation column in the Summary Compensation Table on page 32.

Employee and Retirement Benefits

Core employee benefits are available to the named executive officers on the same basis as all domestic employees. This approach supports our philosophy to provide basic employee and retirement benefits to our executives on an equal footing with our employees generally. They include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

Eligible employees participate in pension plans. We have historically provided pension plans in order to promote recruitment of employees, to provide financial security to our executives in retirement and to encourage continued service with the company over a long period. As more fully described on pages 36-37, we offer the following legacy pension plans from the 2001 merger to form the company, both of which are now frozen:

•

a non-discriminatory tax qualified pension plan, which provides benefits up to IRS compensation limits ($225,000 for 2007), under which employees are generally eligible to retire at age 65 or later after at least 5 years of service. All of the named executive officers with the exception of Mr. Collis participate in the tax qualified pension plan.

•

a supplemental retirement plan for eligible employees, including all of the named executive officers, except Mr. Collis, to increase their retirement benefits above amounts available under the broad-based plan due to IRS compensation limits.

In addition, in 2006, we began to offer an executive retirement plan to selected key management, including the named executive officers. We implemented this plan to address the absence of any non-legacy executive retirement plan following the 2001 merger to form the company and to permit executives to receive the full amount of the company match available for other employees generally under the 401(k) plan. This plan provides an annual contribution amount equal to 4% of a participant’s salary and bonus to the extent that his compensation exceeds IRS limits applicable to our 401(k) plan.

Severance and Change in Control Benefits

Severance Benefits.    We will provide severance benefits to a named executive officer if we discharge him without cause or he leaves the company for good reason. An executive will be deemed to have a good reason to quit if we reduce his base salary or notify him that we are not renewing his employment agreement when it comes up for renewal. We provide severance benefits to give executives a measure of financial security following the loss of employment and because we believe that these types of benefits are important to attract and retain our executives in a competitive industry. The terms of these severance benefits are set out in the employment agreements with each named executive officer and various plans, the material terms of which are described more fully on pages 39-43.

Severance benefits, which are generally paid for a period of two years following termination of employment unless otherwise noted, include:

•	continued payment of base salary and bonus (based on the average of the annual bonuses paid in the preceding 3 years);

•	reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

•	executive outplacement assistance;

•	pro rata target bonus for the year of termination of employment (paid when bonuses are paid to employees generally); and

•	any accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

We do not provide severance benefits if a named executive officer is terminated for cause or quits without good reason. In that case, we would only pay the named executive officer the amount of accrued obligations. We will have cause to fire an executive if he continues to fail to substantially perform his duties, engages in willful misconduct or is convicted of a misdemeanor involving moral turpitude or a felony.

Change in Control.    If a named executive officer’s employment is involuntarily terminated by us within two years following a change in control of the company, all unvested stock options will vest and restrictions on stock awards will lapse. In general, we condition acceleration of benefits on a double trigger – a change in control followed by an involuntary loss of employment within two years. (A single trigger would result in the acceleration of vesting immediately upon a change in control.) We believe that a double trigger approach better serves our objective, which is to provide financial protection to employees following an involuntary loss of employment in connection with a change in control. We believe that these types of benefits enable our executives to focus on important business decisions should we be acquired in the future without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the committee, however, have discretion under the 2002 Plan to take certain actions in the event of a change in control. These actions include cancelling options that are not exercised within 30 days after a change in control; cashing out the value of outstanding options; cancelling any restricted stock awards in exchange for the payment of cash, property or a combination of cash and property equal to the value of the award; or substituting other property (including securities of another entity) for awards granted under the 2002 Plan.

In addition, under the AIP plan, there is discretion to pay bonuses during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. Any payments that are made to the named executive officer as a result of termination are not intended to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements of the named executive officers require us to reduce these payments, if necessary, to ensure that they do not constitute excess parachute payments.

Non-Compete Obligations.    For a period of two years following termination of employment, Messrs. Yost, Hilzinger, DiCandilo and Haas may not compete, directly or indirectly, with any business in which we or our subsidiaries engage or solicit any of our employees for employment. Mr. Collis has agreed to refrain for a period of two years from termination of employment from being employed or engaged as a director, officer, consultant or independent contractor for specified competitors of the company or AmerisourceBergen Specialty Group.

Other Matters

Deferred Compensation

Executives may defer receipt of part or all of their cash compensation under the company’s deferred compensation plan. The plan is intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to the company. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive. The executive receives a quarterly credit in his account for any gains and losses on the amounts deferred under the plan. We are operating the plan in compliance with the regulations promulgated pursuant to Section 409A of the Internal Revenue Code, which are applicable to non-qualified deferred compensation, and affect, among other things, severance or separation pay benefits.

Executive Stock Ownership Guidelines

Our executives must own shares of our common stock in an amount equal to a multiple of their base salary. We believe that stock ownership aligns management’s interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, adopted in 2006, Mr. Yost must own shares worth five times his base salary and the other named executive officers must own shares worth three times their respective base salaries. Each named executive officer is in full compliance with the guidelines. Any other member of senior management to whom the guidelines are or become applicable has until August 10, 2009 or three years from the date of hire or the date of a change in status, whichever is later, to comply with the ownership requirements. The committee reviews compliance with the guidelines on an annual basis.

Derivatives Trading and Hedging Prohibition

We prohibit illegal trading on the basis of material, non-public information and short-term or speculative transactions involving our securities. We believe that buying or selling derivative securities, such as puts or calls, on our common stock is inconsistent with the goal of aligning management’s interests with those of our stockholders and focusing on long-term growth. Our directors, officers and employees are not permitted to buy or sell derivative securities, such as puts or calls, on our stock or to hedge the economic exposure to the AmerisourceBergen stock that they own. We also strongly discourage our employees from holding shares of our stock in a margin account or pledging our stock as collateral for a loan. We have a written policy for our employees on these matters.

Tax Deductibility of Compensation

U.S. federal tax law prohibits the company from taking a tax deduction for compensation paid to the named executive officers in excess of $1,000,000. Performance-based compensation, as defined in federal tax law, is fully deductible if the compensation program is approved by the stockholders and meets other requirements. The committee has not taken action to date to structure the elements of cash compensation payable to our executive officers so as to comply specifically with federal tax law regarding the deductibility of compensation in excess of $1,000,000 other than with respect to the new long-term incentive award for Mr. Yost. The performance-based long-term incentive award approved by the committee for Mr. Yost in November 2007 is designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Messrs. Yost, Hilzinger and DiCandilo were each paid cash compensation in excess of $1,000,000 for fiscal year 2007 that was not considered performance-based for purposes of federal tax law. Accordingly, the portion of such compensation paid to each of them that exceeded $1,000,000 was not deductible for federal tax purposes. These non-deductible amounts were $1,492,738 for Mr. Yost, $485,875 for Mr. Hilzinger and $222,489 for Mr. DiCandilo.

The committee will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. However, we may continue to pay compensation that is not deductible if sound business judgment so requires.

Compensation Committee Report

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the 2008 Proxy Statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2008 Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

COMPENSATION AND SUCCESSION PLANNING COMMITTEE

J. Lawrence Wilson, Chairman

Richard C. Gozon

Michael J. Long

Henry W. McGee

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to or earned by our President and Chief Executive Officer, Chief Financial Officer and the three other most-highly compensated executive officers during fiscal year 2007, who we refer to in this Proxy Statement as the named executive officers. Mr. Hilzinger resigned as President and Chief Operating Officer in September 2007, but remains employed by us until March 14, 2008.

(A) Name and Principal Position	(B) Year	(C) Salary	(D) Stock Awards	(E) Option Awards	(F) Non-Equity Incentive Plan Compensation	(G) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(H) All Other Compensation	(I) Total
R. David Yost President and Chief Executive Officer	2007	$1,130,754	$290,684	$853,698	$1,361,984	$1,092,815	$142,949	$4,872,884

Michael D. DiCandilo Executive Vice President and Chief Financial Officer	2007	$569,231	$221,025	$629,643	$653,258	$143,355	$66,184	$2,282,696

Steven H. Collis Executive Vice President and President, AmerisourceBergen Specialty Group	2007	$495,384	$210,219	$611,061	$200,000	—	$93,539	$1,610,203

Terrance P. Haas Executive Vice President and Chief Integration Officer	2007	$453,077	$204,181	$580,382	$524,400	$67,810	$49,797	$1,879,647

Kurt J. Hilzinger Former President and Chief Operating Officer	2007	$676,539	$259,501	$799,164	$809,336	$168,321	$103,988	$2,816,849

Salary (Column C)

The amounts reported as salary represent the base salaries paid to each of the named executive officers for fiscal year 2007. Amounts shown for Mr. Collis include $36,539 deferred into our deferred compensation plan.

Stock Awards and Option Awards (Columns D and E)

The amounts reported in Columns D and E represent the compensation cost that would be recognized by us in fiscal year 2007 in accordance with SFAS 123R for outstanding restricted stock and option awards held by the named executive officers if the estimate of forfeitures related to service-based vesting conditions were disregarded. There were no forfeitures by the named executive officers in fiscal year 2007. See Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2007.

Long-term equity incentive awards are made pursuant to our 2002 Plan. Annual equity awards generally consist of 25% restricted stock and 75% stock options. Restricted stock awards vest on the third anniversary of the grant date. Unvested restricted stock is forfeited if the executive leaves the company prior to vesting, except by reason of death, disability or an involuntary termination of employment by AmerisourceBergen within two years after a change in control of the company. Dividends on unvested restricted stock are accrued and paid upon vesting.

Stock options have an exercise price equal to the closing price of our common stock on the date of grant. Stock options vest 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of ten (10) years from the date of grant. Unvested options normally cease to vest upon any termination of employment other than involuntary termination of employment by AmerisourceBergen within two years after a change in control of the company. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately cancelled. (See page 43 for a description of the impact of termination of employment on vesting and exercisability of restricted stock and stock options.)

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the annual cash bonuses for fiscal year 2007 awarded to the named executive officers under our AIP plan. Cash bonuses were calculated based on the degree to which the named executive officer achieved the performance criteria established for him by the Compensation and Succession Planning Committee in November 2006. Bonuses earned for fiscal year 2007 performance were approved by the committee and paid in November 2007.

Under the AIP, payment of cash bonus depends upon the achievement of pre-established performance goals for the fiscal year. The Compensation and Succession Planning Committee establishes the performance goals and incentive levels under the bonus plan early in the fiscal year. Cash bonus payments depend primarily on the achievement of financial performance goals and secondarily on individual leadership goals. AmerisourceBergen uses a mix of financial performance goals at the corporate and, depending on the named executive officer, business unit level. In fiscal year 2007, corporate level financial performance measures were EPS and ROCC and business unit financial performance measures were business unit EBIT and ROCC. For fiscal year 2008, ROIC will replace ROCC as a financial performance measure at both the corporate and business unit level. (See cash bonus discussion on pages 25-27 under “Compensation Discussion and Analysis.”)

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

The amounts reported in Column G include the aggregate year-to-year change in the actuarial present value of the accumulated benefit under the AmerisourceBergen Drug Corporation Participating Companies Pension Plan and the AmerisourceBergen Drug Corporation Supplemental Retirement Plan.

All Other Compensation (Column H)

The following table shows the specific components of the amounts shown in Column H of the Summary Compensation Table:

Name	Employee Investment Plan (1)	Executive Retirement Plan (2)	Tax Gross Ups (3)	Financial Planning	Dividends Paid Upon Vesting of Restricted Stock	Country Club Dues	Airline Club and Other Dues (4)	Car Allowance	Spouse Travel (5)	Total
R. David Yost	$13,300	$98,388	$6,618	$10,425	—	$3,576	—	$9,600	$1,042	$142,949
Michael D. DiCandilo	$12,700	$38,044	$6,383	$8,581	—	—	$476	—	—	$66,184
Steven H. Collis	$12,500	$28,945	$8,607	$9,285	$2,250	$31,952	—	—	—	$93,539
Terrance P. Haas	$13,169	$21,969	$4,061	$10,198	—	—	$400	—	—	$49,797
Kurt J. Hilzinger	$13,075	$52,162	$11,498	$10,448	—	$6,890	$315	$9,600	—	$103,988

(1)

These amounts represent company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives’ accounts during fiscal year 2007. These amounts include matching contributions to the extent posted or trued-up during the fiscal year as well as a discretionary performance match of 3% of eligible earnings paid pursuant to the plan based on company performance in fiscal year 2006.

(2)	These amounts represent company contributions to the AmerisourceBergen Executive Retirement Plan, which were posted to the executives’ accounts during fiscal year 2007.

(3)

Tax gross ups reflect federal and state taxes on financial planning services, paid on behalf of the executives during the fiscal year. Gross ups are calculated in accordance with Internal Revenue Service guidelines.

(4)	These amounts show payments made for the named executive officers to join airline frequent flyer clubs and other dues.

(5)

The amount shown for Mr. Yost represents the cost of a commercial airline ticket for Mr. Yost’s spouse when she accompanied him to a business function to which spouses were invited during the fiscal year. The cost of her commercial airline ticket was imputed to Mr. Yost’s income.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2007. The numbers set forth in the following table reflect the effect of the anti-dilution adjustment made to all outstanding stock options in connection with the spin-off of PharMerica Long-Term Care on July 31, 2007.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Type	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)

R. David Yost	Restricted Stock	2/15/07	—	—	—	11,667	—	—	$645,418

	Nonqualified Stock Option	2/15/07	—	—	—	—	107,300	$54.13	$1,563,444

	Annual Cash Bonus	n/a	$236,991	$1,363,825	$2,045,738	—	—	—	—

Michael D. DiCandilo	Restricted Stock	2/15/07	—	—	—	8,750	—	—	$484,050

	Nonqualified Stock Option	2/15/07	—	—	—	—	80,475	$54.13	$1,172,583

	Annual Cash Bonus	n/a	$118,959	$603,750	$905,625	—	—	—	—

Steven H. Collis	Restricted Stock	2/15/07	—	—	—	8,333	—	—	$460,982

	Nonqualified Stock Option	2/15/07	—	—	—	—	76,643	$54.13	$1,116,748

	Annual Cash Bonus	n/a	$54,520	$500,000	$750,000	—	—	—	—

Terrance P. Haas	Restricted Stock	2/15/07	—	—	—	8,333	—	—	$460,982

	Nonqualified Stock Option	2/15/07	—	—	—	—	76,643	$54.13	$1,116,748

	Annual Cash Bonus	n/a	$49,910	$460,000	$690,000	—	—	—	—

Kurt J. Hilzinger	Restricted Stock	2/15/07	—	—	—	10,000	—	—	$553,200

	Nonqualified Stock Option	2/15/07	—	—	—	—	91,971	$54.13	$1,340,088

	Annual Cash Bonus	n/a	$73,887	$748,000	$1,122,000	—	—	—	—

(1)

These amounts represent possible payouts of annual cash bonuses with respect to fiscal year 2007 under the AIP. The amounts shown in the “Threshold” column represent the minimum amount payable under the AIP plan based on the assumption that corporate and business unit performance exceeded the thresholds established for the financial performance goals and the named executive officer met his personal leadership goals. We do not pay bonus for performance that is at or below the threshold established for the financial performance goals. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. The actual payouts under the AIP to our named executive officers for fiscal year 2007 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of restricted stock and stock options. The dollar value shown for restricted stock is based on the closing price of the common stock of $55.32 on February 15, 2007, the date that the restricted shares were granted. The dollar value shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table provides information on the current holdings of stock options and restricted stock awards by our named executive officers as of September 28, 2007. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested shares by the closing price of our common stock on September 28, 2007, the last trading day of fiscal year 2007. The numbers set forth in the following table reflect the effect of the anti-dilution adjustment made to all outstanding stock options in connection with the spin-off of PharMerica Long-Term Care on July 31, 2007.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
R. David Yost	12/01/1999	81,753	—	$6.08	12/01/2009	—	—
	01/22/2001	163,505	—	$21.58	01/22/2011	—	—
	09/17/2001	204,381	—	$31.32	09/17/2011	—	—
	04/23/2002	204,381	—	$34.49	04/23/2012	—	—
	02/27/2003	204,381	—	$27.08	02/27/2013	—	—
	03/08/2004	173,724	—	$28.12	03/08/2014	—	—
	03/03/2005	86,862	86,862	$30.39	03/03/2015	—	—
	02/08/2006	24,909	74,727	$42.51	02/08/2016	10,833	$491,060
	02/15/2007	—	107,300	$54.13	02/15/2017	11,667	$528,865

		1,143,896	268,889			22,500	$1,019,925
Michael D. DiCandilo	09/17/2001	51,095	—	$31.32	09/17/2011	—	—
	04/23/2002	102,190	—	$34.49	04/23/2012	—	—
	02/27/2003	112,409	—	$27.08	02/27/2013	—
	03/08/2004	122,629	—	$28.12	03/08/2014	—
	03/03/2005	61,314	61,315	$30.39	03/03/2015	—
	02/08/2006	19,160	57,483	$42.51	02/08/2016	8,333	$377,735
	02/15/2007	—	80,475	$54.13	02/15/2017	8,750	$396,638

		468,797	199,273			17,083	$774,372
Steven H. Collis	08/08/2001	5,109	—	$26.63	08/08/2011	—	—
	04/23/2002	71,533	—	$34.49	04/23/2012	—	—
	02/27/2003	71,533	—	$27.08	02/27/2013	—	—
	03/08/2004	122,629	—	$28.12	03/08/2014	—	—
	03/03/2005	61,314	61,315	$30.39	03/03/2015	—	—
	02/08/2006	18,202	54,609	$42.51	02/08/2016	7,917	$358,878
	02/15/2007	—	76,643	$54.13	02/15/2017	8,333	$377,735

		350,325	192,567			16,250	$736,613
Terrance P. Haas	09/17/2001	40,876		$31.32	09/17/2011	—	—
	04/23/2002	51,095		$34.49	04/23/2012	—	—
	02/27/2003	61,314		$27.08	02/27/2013	—	—
	03/08/2004	102,190		$28.12	03/08/2014	—	—
	03/03/2005	56,204	56,205	$30.39	03/03/2015	—	—
	02/08/2006	17,244	51,734	$42.51	02/08/2016	7,500	$339,975
	02/15/2007	—	76,643	$54.13	02/15/2017	8,333	$377,735

		328,923	184,582			15,833	$717,710
Kurt J. Hilzinger	03/03/1999	143,067		$18.39	03/03/2009	—	—
	12/01/1999	122,629		$6.08	12/01/2009	—	—
	01/22/2001	153,286		$21.58	01/22/2011	—	—
	03/09/2001	51,095		$26.31	03/09/2011	—	—
	09/17/2001	153,286		$31.32	09/17/2011	—	—
	04/23/2002	153,286		$34.49	04/23/2012	—	—
	02/27/2003	163,505		$27.08	02/27/2013	—	—
	03/08/2004	173,724		$28.12	03/08/2014	—	—
	03/03/2005	86,862	86,862	$30.39	03/03/2015	—	—
	02/08/2006	22,992	68,979	$42.51	02/08/2016	10,000	$453,300
	02/15/2007	—	91,971	$54.13	02/15/2017	10,000	$453,300

		1,223,732	247,812			20,000	$906,600

(1)	The options shown in this column have not vested and will vest at a rate of 25% per year over four years from the date of grant, subject to the named executive officer’s continued employment.

(2)	These restricted stock awards will vest 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock awards during fiscal year 2007 by each of the named executive officers. The numbers set forth in the following table reflect the effect of the anti-dilution adjustment made to all outstanding stock options in connection with the spin-off of PharMerica Long-Term Care on July 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. David Yost	163,505	$5,266,251	—	—
Michael D. DiCandilo	87,883	$2,344,210	—	—
Steven H. Collis	38,164	$806,322	10,000	$549,000
Terrance P. Haas	51,095	$954,337	—	—
Kurt J. Hilzinger	122,629	$4,502,581	—	—

(1)

Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

Pension Benefits

The following table provides information concerning pension benefits for each of our named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year ($)
R. David Yost	Pension Plan	32.8	$643,723	—
	Supplemental Retirement Plan	32.8	$4,218,514	—
Michael D. DiCandilo	Pension Plan	16.8	$111,415	—
	Supplemental Retirement Plan	16.8	$320,517	—
Steven H. Collis	Pension Plan	n/a	n/a	n/a
	Supplemental Retirement Plan	n/a	n/a	n/a
Terrance P. Haas	Pension Plan	18.1	$90,115	—
	Supplemental Retirement Plan	18.1	$169,953	—
Kurt J. Hilzinger	Pension Plan	16.3	$113,244	—
	Supplemental Retirement Plan	16.3	$519,075	—

(1)

The present value of the accumulated benefit is calculated as of the June 30, 2007 pension plan measurement date using the RP-2000 Mortality Table for Males and Females and using a discount rate of 6.3%. See Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for assumptions used to estimate the benefit obligation.

AmerisourceBergen Drug Corporation Participating Companies Pension Plan.    We maintain a qualified defined benefit pension plan for employees who meet the plan’s eligibility requirements. This pension plan was frozen as to new participants shortly after the merger on August 29, 2001 of AmeriSource Health Corporation and Bergen Brunswig Corporation that formed AmerisourceBergen. Thus, employees first hired after September 14, 2001 are not eligible to participate in the pension plan, unless pursuant to the terms of a collective bargaining agreement with us that provides for such participation. Effective August 1, 2004, no collective bargaining agreements allow new participants to participate in the pension plan. In addition, the pension plan has been amended so that participants have ceased to earn any additional benefits under the plan for any compensation paid or services performed after June 30, 2007. Accordingly, the maximum benefits payable to participants were frozen as of June 30, 2007. Executive officers and other participants are entitled to annual pension benefits upon retirement at age 65 with five years of service. The benefit is equal to the number of years of credited service multiplied by 1% of the average annual compensation earned during the three consecutive years within the last ten years of participation in the pension plan that yield the highest average. The pension plan provides for early retirement at age 55 with 5 years of service. If an executive retires early, benefits will be reduced by 3.33% for each year between ages 55 and 60 and by 6.67% for each year between ages 60 and 65. Mr. Yost is the only named executive officer eligible for early retirement under the pension plan. All pension plan costs are paid by us and the plan and benefits are funded on an actuarial basis. Compensation earned by executive officers for purposes of the pension plan includes salaries and bonuses, except that compensation recognized under the plan may not exceed certain limits, as required by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. For 2007, the compensation limit was $225,000. As required by federal law, the pension plan limits the maximum annual benefits payable at Social Security retirement age as a single life annuity to the lesser of $180,000 or 100% of a plan participant’s average total taxable earnings during his highest three consecutive calendar years of participation, subject to certain exceptions for benefits which accrued prior to September 30, 1988.

AmerisourceBergen Drug Corporation Supplemental Retirement Plan.    We also maintain a supplemental retirement plan. Benefits under the supplemental retirement plan were frozen as of June 30, 2007. Coverage under the supplemental retirement plan is limited to certain participants in the pension plan whose benefits under the pension plan are limited due to (i) restrictions imposed by the Internal Revenue Code on the amount of benefits to be paid from a tax-qualified plan, (ii) restrictions imposed by the Internal Revenue Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (iii) any reductions in the amount of compensation taken into account under the pension plan due to an employee’s participation in certain deferred compensation plans sponsored by AmerisourceBergen or one of its subsidiaries. The supplemental plan provides for a supplement to the annual pension benefit paid under the pension plan to certain individuals who are pension participants and who have been employed by AmerisourceBergen or one of its subsidiaries for five continuous years or who suffer a total and permanent disability while employed by AmerisourceBergen or one of its subsidiaries, and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Internal Revenue Code and any reduction in the participant’s compensation for purposes of the pension plan due to his participation in certain deferred compensation plans of AmerisourceBergen or one of its subsidiaries. The supplemental retirement benefit is payable in a lump sum upon termination, subject to any restrictions imposed under regulations under Section 409A of the Internal Revenue Code governing deferred compensation.

Non-Qualified Defined Contribution and Other Deferred Compensation

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen’s deferred compensation and executive retirement plans during fiscal year 2007 and at fiscal year end.

Name	Executive Contributions in Last Fiscal Year to Deferred Compensation Plan ($) (1)	AmerisourceBergen Contributions in Last Fiscal Year to Executive Retirement Plan ($) (1)	Earnings in Last Fiscal Year in Deferred Compensation Plan ($) (2)	Earnings in Last Fiscal Year in Executive Retirement Plan ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
R. David Yost	—	$98,388	—	$6,855	—	$105,243
Michael D. DiCandilo	—	$38,044	$3,447	$3,259	—	$68,144
Steven H. Collis	$36,539	$28,945	$155,981	$2,480	—	$851,688
Terrance P. Haas	—	$21,969	—	$2,076	—	$24,045
Kurt J. Hilzinger	—	$52,162	—	$4,826	—	$56,988

(1)

The amounts shown as contributions to the deferred compensation plan and the executive retirement plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)

Amounts shown represent the net change to the named executive officer’s account in fiscal year 2007 for the aggregate gains and losses on the plan investments under the executive retirement plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

(3)

Amounts shown include balances under the deferred compensation plan and executive retirement plan at September 30, 2007. Only Mr. DiCandilo and Mr. Collis participate in our deferred compensation plan. Amounts shown for Mr. DiCandilo include $26,841 held in the deferred compensation plan and $41,303 held in the executive retirement plan. Amounts shown for Mr. Collis include $820,263 held in the deferred compensation plan and $31,425 held in the executive retirement plan. Mr. Hilzinger’s employment with us will terminate on March 14, 2008. As Mr. Hilzinger will be leaving the company voluntarily prior to age 55, he will forfeit the entire balance accrued for him under the executive retirement plan.

Deferred Compensation Plan.    Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be received in the next year, except that for any amounts that may be earned under a long-term incentive award, deferral elections must be made at least twelve months before such amount is scheduled to be paid. Election forms must be filed for each year an executive officer wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants’ accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Executive Retirement Plan.    Selected key management, including all of the named executive officers, participate in the executive retirement plan. The executive retirement plan credits the account of each eligible participant with an annual amount equal to four percent (4%) of the participant’s base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit is $225,000 for 2007. Annual accruals under the executive plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited with an initial amount based on his or her service after the merger in 2001 to form AmerisourceBergen. Fidelity Investments administers the executive retirement plan. Participants will be permitted to allocate the amounts in their accounts among investment options specified by the executive retirement plan administrator from time to time. Such allocation will be only for the purposes of determining gains and losses based on the performance of the underlying investments. Fidelity will credit participant accounts with plan benefits following the close of each calendar year. Account balances under the executive retirement plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the executive retirement plan.

Employment Agreements

We have employment agreements with each of our named executive officers, except that our agreement with Mr. Hilzinger has been modified as described below. These employment agreements were effective as of October 1, 2003 with the exception of Mr. Collis’s employment agreement. Mr. Collis’s employment agreement was effective as of February 19, 2004 and superseded a prior employment agreement that he had with one of our predecessors, Bergen Brunswig Corporation. Mr. Yost’s employment agreement provides that he shall serve as Chief Executive Officer reporting to the Board. Mr. DiCandilo’s employment agreement provides that he shall serve as the Chief Financial Officer reporting to the Chief Executive Officer. Mr. Collis’s employment agreement provides that he shall serve as Senior Vice President and President of AmerisourceBergen Specialty Group or in any other substantially the same or greater position. Mr. Haas’s employment agreement provides that he shall serve as Senior Vice President Operations or in any other substantially the same or greater position. Except as noted, the employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

•	Two-year initial and renewal terms of employment, with automatic two-year renewal terms on each two-year anniversary date.

•	Either party may provide 60-days’ prior written notice of non-renewal at the end of any renewal term.

•	Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

•	Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

•	Rights on our part to terminate the executive for cause or without cause.

•	Rights on the executive’s part to terminate for good reason or without good reason (upon at least 30 days’ prior written notice).

•

For a period of two years following termination of employment, Messrs. Yost, DiCandilo, Haas and Hilzinger have agreed not to compete, directly or indirectly, with any business in which we or our subsidiaries engage or solicit any of our employees for employment. Mr. Collis has agreed to refrain for a period of two years from employment from being employed or engaged as a director, officer, consultant or independent contractor for specified competitors of the company or AmerisourceBergen Specialty Group.

Mr. Hilzinger resigned from his positions as President and Chief Operating Officer and Director on September 14, 2007, but remains employed by us to provide transition services as requested until March 14, 2008. As a result of his voluntary resignation, Mr. Hilzinger and the company agreed that he would not be entitled to any severance benefits under his employment agreement. In consideration of Mr. Hilzinger’s agreement to provide transitional services until March 14, 2008 and the execution by Mr. Hilzinger of a general release of the company, we agreed to continue to pay his salary and to permit him to participate in our 401(k) and other benefit programs until the date of his termination of employment and to pay his bonus for fiscal year 2007. The obligations of confidentiality, non-compete and non-solicitation contained in Mr. Hilzinger’s employment agreement remain in effect.

Potential Payments upon Termination of Employment or Change in Control

Termination of Employment without Cause or Resignation with Good Reason.    Our named executive officers’ employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary
Engaged in willful misconduct	Failure to provide agreed position or pay
Convicted of a felony	Contract is not renewed
Convicted of a misdemeanor involving moral turpitude that materially harms the company	In the case of Mr. Yost, the failure to be elected to the Board

In order to receive severance payments, the named executive officer must sign a release of any and all claims relating to his employment with us. These benefits, which are generally payable for a period of two years following the loss of his employment unless otherwise noted, include:

•	payment of base salary and bonus (based on the average annual bonuses paid in the preceding 3 years);

•	reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

•	executive outplacement assistance;

•	pro rata target bonus for the year of termination of employment (paid when bonuses are paid to employees generally); and

•	accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

Termination of Employment with Cause or Resignation without Good Reason.    If we fire the executive for cause or he resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Disability or Death.    If a named executive officer becomes disabled or dies, we will pay him or his estate his pro rata target bonus and an amount equal to his accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally.

Retirement and Deferred Compensation Benefits.    Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation benefits under various plans in which they participate. The value of those benefits as of September 30, 2007 is set forth on pages 36 and 38 in the tables entitled “Pension Benefits” and “Nonqualified Defined Contribution and Other Deferred Compensation.” There are no special or enhanced benefits under those plans for our named executive officers except that any account balances under the executive retirement plan would vest upon an executive’s disability or death or as a result of a change in control of the company as long as the executive is employed by us on the date of the change in control. Mr. Yost is the only named executive officer currently eligible for early retirement under the pension plan and supplemental executive retirement plan.

Change in Control.

We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the company. Certain of our benefit plans provide for accelerated vesting in connection with a change in control as follows:

•	account balances under the executive retirement plan would immediately vest upon a change in control as long as the executive is still employed by us.

•	unvested stock options will vest and restrictions on stock awards will lapse if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change in control.

In addition, there are some circumstances where an award of benefits in connection with a change in control of the company is discretionary. Our internal benefits committee has discretion under our AIP to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock or make any other adjustments it deems appropriate under the 2002 Plan. The Board may also cancel any award made under the 2002 Plan in exchange for payment of an equal value in cash or stock.

No payments made to a named executive officer as a result of termination may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements require us to reduce, if necessary, the amount of severance due to the named executive officers in connection with a termination of employment to ensure that such payments do not constitute excess parachute payments. Assuming a change in control and an involuntary termination of employment as of September 28, 2007, no amount otherwise payable to any of our named executive officers would constitute an excess parachute payment and, therefore, the amounts shown in the table below do not reflect any reduction in benefits.

Potential Payments upon Termination of Employment or Change in Control

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the company as of September 28, 2007, the last business day of fiscal year 2007. The amounts presented are in addition to the balances under our deferred compensation plan and accumulated pension benefits (set forth on pages 36 and 38 in this Proxy Statement):

Name	Benefit	Death and Termination with Disability	Termination by Executive without Good Reason	Termination by Company without Cause or by Executive for Good Reason	Termination by Company for Cause	Change in Control	Involuntary Termination with or without Cause within Two Years of Change in Control (1)
R. David Yost (2)	Accrued Unpaid Salary	$21,856	$21,856	$21,856	$21,856	—	—
	2007 Bonus	$1,363,825	—	$1,363,825	—	—	—
	Salary Continuation	—	—	$2,273,042	—	—	—
	Bonus Continuation	—	—	$1,878,856	—	—	—
	COBRA Premiums	—	—	$31,374	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$1,019,925	—	—	—	—	$2,526,956
	Incremental Pension Benefits (4)	$1,085,602	$1,085,602	$1,085,602	—	—	—
	Executive Retirement Plan (5)	—	—	—	—	—	—

	Total	$3,491,208	$1,107,458	$6,699,555	$21,856	—	$2,526,956
Michael D. DiCandilo	Accrued Unpaid Salary	$11,058	$11,058	$11,058	$11,058	—	—
	2007 Bonus	$603,750	—	$603,750	—	—	—
	Salary Continuation	—	—	$1,150,001	—	—	—
	Bonus Continuation	—	—	$732,267	—	—	—
	COBRA Premiums	—	—	$31,632	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$774,372	—	—	—	—	$1,851,480
	Incremental Pension Benefits (4)	$172,666	$172,666	$172,666	—	—	—
	Executive Retirement Plan (5)	$41,303	—	—	—	$41,303	—

	Total	$1,603,149	$183,724	$2,746,374	$11,058	$41,303	$1,851,480
Steven H. Collis	Accrued Unpaid Salary	$9,615	$9,615	$9,615	$9,615	—	—
	2007 Bonus	$500,000	—	$500,000	—	—	—
	Salary Continuation	—	—	$999,999	—	—	—
	Bonus Continuation	—	—	$913,500	—	—	—
	COBRA Premiums	—	—	$32,329	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$736,613	—	—	—	—	$1,805,640
	Incremental Pension Benefits (4)	—	—	—	—	—	—
	Executive Retirement Plan (5)	$31,425	—	—	—	$31,425	—

	Total	$1,277,653	$9,615	$2,500,443	$9,615	$31,425	$1,805,640
Terrance P. Haas	Accrued Unpaid Salary	$8,846	$8,846	$8,846	$8,846	—	—
	2007 Bonus	$460,000	—	$460,000	—	—	—
	Salary Continuation	—	—	$920,001	—	—	—
	Bonus Continuation	—	—	$489,263	—	—	—
	COBRA Premiums	—	—	$32,329	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$717,710	—	—	—	—	$1,702,357
	Incremental Pension Benefits (4)	$109,192	$109,192	$109,192	—	—	—
	Executive Retirement Plan (5)	$24,045	—	—	—	$24,045	—

	Total	$1,319,793	$118,038	$2,064,631	$8,846	$24,045	$1,702,357
Kurt J. Hilzinger (6)	Accrued Unpaid Salary	$13,077	$13,077	$13,077	$13,077	—	—
	2007 Bonus	—	—	—	—	—	—
	Salary Continuation	—	—	—	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	—	—	—	—
	Outplacement	—	—	—	—	—	—
	Accelerated Vesting of Equity (3)	$906,600	—	—	—	—	$2,397,471
	Incremental Pension Benefits (4)	$272,136	$272,136	$272,136	—	—	—
	Executive Retirement Plan (5)	$56,989	—	—	—	$56,989	—

	Total	$1,248,802	$285,213	$285,213	$13,077	$56,989	$2,397,471

(1)

The benefits shown are in addition to any amounts that the executive would receive (i) as a result of the accelerated vesting of account balances under the executive retirement plan upon a change in control, as shown in the column “Change in Control,” or (ii) if the termination of his employment was without cause, as shown in the column “Termination by Company without Cause or by Executive for Good Reason.”

(2)

Mr. Yost is the only named executive officer currently eligible to retire under our qualified pension plan, assuming retirement on September 28, 2007. If he were to have retired as of September 28, 2007, he would have received the accumulated retirement benefits shown for him in the tables on pages 36 and 38, except that the difference between the actual benefit payable as a lump sum on September 28, 2007 and the present value of the accumulated benefit shown in the Pension Benefits table is $1,085,602.

(3)

The value of the accelerated vesting of unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock held by the named executive officer as of September 28, 2007 by $45.33, the closing price of our common stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on September 28, 2007 by the difference between the exercise price of the options and $45.33, the closing price of a share of our common stock on that date. Unvested restricted stock vests in the case of disability, death or an involuntary termination of employment within two years of a change in control of the company. Unvested stock options vest upon an involuntary termination of employment within two years of a change in control of the company.

(4)

The amount shown as payable under our supplemental retirement plan upon the termination of employment is the difference between the present value of the accumulated benefit shown in the Pension Benefits table and the actual benefit, payable as a lump sum, the named executive officer would receive had his employment been terminated on September 28, 2007. The actual lump sum benefit is calculated using an interest rate factor of 4.78% and the 1994 Group Annuity Mortality table in accordance with IRS rules. Benefits under the supplemental retirement plan may be forfeited by a participant if he is terminated for cause or engages in conduct that is detrimental to the company, such as joining a competitor.

(5)

The amounts shown represent the value of unvested account balances under the executive retirement plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the executive retirement plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability, death and change in control of the company (so long as the participant is employed by the company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the executive retirement plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum. Mr. Yost is fully vested in his executive retirement plan account balance. Therefore, the amount of Mr. Yost’s vested balance (shown in the Non-Qualified Defined Contribution and Other Deferred Compensation table) is not included here. Mr. Yost would forfeit this vested benefit if we terminated his employment for cause.

(6)

The table above shows the amounts that Mr. Hilzinger would have received if he had terminated his employment with the company under various scenarios as of September 28, 2007. The actual amount Mr. Hilzinger will receive upon his termination of employment with the company as of March 14, 2008 is governed by the terms of his agreement with us, described above under “Employment Agreements.” Mr. Hilzinger is not entitled to any severance under his employment agreement as a result of his voluntary resignation from the company. We have agreed to make certain payments to him as long as he remains employed by the company to provide transitional services through March 14, 2008. These payments include his fiscal year 2007 bonus in the amount of $809,336.

Restricted Stock and Stock Option Awards.    Our restricted stock and stock option awards include provisions that result in the vesting or forfeiture of awards depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination
Voluntary Termination by Executive	Forfeit	3 months after date of termination
Termination without Cause	Forfeit	1 year after date of termination (or 90 days for certain options granted prior to 2002)
Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions Lapse on Stock/Options Vest	1 year from date of termination
Death	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Disability	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Retirement (at age 62 and with 5 years of continuous service)	Forfeit	3 years after the date of retirement (or 1 year for options granted prior to August 10, 2004)

CERTAIN TRANSACTIONS

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy. The Audit and Corporate Responsibility Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

•	directors and nominees;

•	executive officers;

•	persons controlling more than 5% of our common stock;

•	the immediate family members of each of these individuals; and

•	a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify the General Counsel in advance of any proposed transaction with us. They must explain principal features of the proposed transaction, including its potential value and benefit to us. The General Counsel will refer all proposed related party transactions exceeding $120,000 to the Audit and Corporate Responsibility Committee for review.

The Audit and Corporate Responsibility Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on it. The committee will review and approve annually any ongoing related person transactions.

In fiscal year 2007, AmerisourceBergen was not a party to any related party transaction as described in Item 404 of SEC Regulation S-K or that required approval under our Related Persons Transactions Policy.

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any personal loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

Transactions with Management

The stepfather of Mr. Collis’s wife is employed as an information technology manager for the AmerisourceBergen Specialty Group. He received approximately $94,800 in compensation in fiscal year 2007.

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding common stock is beneficially owned by each of the named executive officers (who comprised all of the executive officers of AmerisourceBergen during fiscal year 2007), each of the directors, and all directors and executive officers as a group as of November 30, 2007. The table also shows how much of our outstanding common stock is beneficially owned by owners of more than 5% of our outstanding common stock.

According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 164,529,983 shares of common stock outstanding as of the close of regular trading on the NYSE on November 30, 2007. The numbers set forth in the following table and corresponding footnotes reflect the effect of the anti-dilution adjustment made to all outstanding stock options in connection with the spin-off of PharMerica Long-Term Care on July 31, 2007.

Name and Address of Beneficial Owner (1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (2)	Percent of Class
R. David Yost(3)	President and Chief Executive Officer and Director	1,807,936	1.1
Michael D. DiCandilo(3)	Executive Vice President and Chief Financial Officer	479,108	*
Steven H. Collis(3)	Executive Vice President and President, AmerisourceBergen Specialty Group	360,528	*
Terrance P. Haas(3)	Executive Vice President and Chief Integration Officer	333,401	*
Kurt J. Hilzinger (3)	Former President and Chief Operating Officer	1,382,932	*
Rodney H. Brady(4) (5)	Director	118,905	*
Charles H. Cotros(4)	Director	31,884	*
Richard C. Gozon(4)	Director	138,142	*
Edward E. Hagenlocker(4)	Director	80,608	*
Jane E. Henney, M.D.(4)	Director	16,750	*
Michael J. Long(4)	Director	4,669	*
Henry W. McGee(4)	Director	18,708	*
J. Lawrence Wilson(4)	Director	87,862	*

All directors and executive officers as a group (15 people)(6)		5,012,821	3.05

AXA 25 Ave Matignon Paris, France		19,812,006	12.04

Goldman Sachs Group Inc. 85 Broad Street New York, NY 10004		15,836,942	9.63

State Street Corp. State Street Financial Center One Lincoln Street Boston, MA 02111		10,400,946	6.32

Pzena Investment Management LLC 120 W. 45th Street, 20th Floor New York, NY 10036		10,365,403	6.30

Vanguard Group Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600		9,260,276	5.63

*	Less than 1.0%

(1)

The address for Mr. Hilzinger is: Court Square Capital Partners, Park Avenue Plaza, 55 E. 52nd Street, 34th Floor, New York, New York 10055. The address for each named executive officer (other than Mr. Hilzinger) and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

(2)

Based on information furnished to the company by the respective stockholders or obtained by the company from sources we believe are reliable. The company believes that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)

Common stock and the percent of class listed as being beneficially owned by the company’s named executive officers include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2007, as follows: Mr. Yost, 1,143,896 shares; Mr. DiCandilo, 468,797 shares; Mr. Collis, 350,325 shares; Mr. Haas, 328,923 shares and Mr. Hilzinger, 1,223,732 shares.

(4)

Common stock and the percent of class listed as being beneficially owned by the company’s non-employee directors include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2007, as follows: Mr. Brady, 66,159 shares; Mr. Cotros, 23,013 shares; Mr. Gozon, 116,600 shares; Mr. Hagenlocker, 67,550 shares; Dr. Henney, 9,625 shares; Mr. Long, 2,400 shares, Mr. McGee, 11,807 shares; and Mr. Wilson, 55,287 shares.

(5)	Includes 52,746 shares held by Mr. Brady and his wife as tenants in common.

(6)	Includes all directors and named executive officers, including Mr. Hilzinger, plus two individuals who became executive officers of the company starting in fiscal 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2007 regarding all of the company’s existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	13,958,420	$35.09	9,124,608	(1)
Equity compensation plans not approved by security holders	0	N/A	0

Total	13,958,420	$35.09	9,124,608

(1)

Includes 8,861,457 shares available for future issuances of stock awards under the 2002 Plan, 226,535 shares available for future issuance of options under the non-employee directors’ stock option plan and 36,616 shares available for future issuance of restricted common stock under the non-employee directors’ restricted stock plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our common stock to file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2007 all of our directors and executive officers complied with these requirements.

AVAILABILITY OF FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at www.amerisourcebergen.com.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S PROXY STATEMENT AND

STOCKHOLDER COMMUNICATIONS

Any proposal of a stockholder that is intended to be presented by such stockholder at AmerisourceBergen’s 2009 Annual Meeting of Stockholders must be submitted in writing by September 19, 2008 in order to be considered for inclusion in the 2009 Proxy Statement and the form of proxy relating to the 2009 meeting. All proposals should be submitted to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder proposals must comply with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the state of Delaware and the company’s bylaws.

Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen’s proxy materials but who intend to submit a proposal at the 2009 Annual Meeting must provide written notice. Such notice should be addressed to John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and received no later than December 29, 2008. The proxy solicited by the Board of Directors of the company for the 2009 Annual Meeting will confer discretionary authority with respect to such proposal.

Stockholder communications may be submitted at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations at page 16). AmerisourceBergen’s Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

AMERISOURCEBERGEN CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint R. David Yost and John G. Chou, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania 19103, on February 28, 2008 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements there of, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

AMERISOURCEBERGEN CORPORATION
PROXY PROCESSING
P. O . BOX 3539
SHACKENSACK NJ 07606-9239

(Continued on the reverse side. Must be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/abc		1-866-509-2151
• Go to the website address listed above.	OR	• Use any touch-tone telephone. • Have your proxy card ready.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

CALL TOLL-FREE TO VOTE 1-866-509-2151

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1 and 2.
Item 1. ELECTION OF THREE DIRECTORS TO CLASS I

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

Nominees:	01 - Charles H. Cotros	☐	☐	☐	Item 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

	02 - Jane E. Henney, M.D.	☐	☐	☐	Item 3. OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.
	03 - R. David Yost	☐	☐	☐
					To change your address please mark this box.	☐

					If you have any comments please mark this box.	☐

S C A N L I N E
Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here